Exhibit 99.1

FROM: SITEL Corporation 7277 World Communications Drive Omaha, NE 68122	CONTACT: Bill Sims, Investor Relations 402-963-6810

FOR IMMEDIATE RELEASE

SITEL Provides Profit Improvement Plan Update

Cost structure reductions drive Company towards operating margin goal

Omaha, NE—December 9, 2004—SITEL Corporation (NYSE:SWW), a leading global provider of outsourced customer support services, announced today actions being taken under its profit improvement plan.  The fourth quarter of 2004 actions are expected to reduce the Company’s operating expenses by $10 million to $14 million on an annualized basis, contributing to the Company’s goal of improving operating margins to at least 4% to 6% by the end of 2005.

These cost reduction actions are part of the overall plan announced at the end of the third quarter.  The previously announced plan involves initiatives to reduce cost, improve efficiencies, and enhance revenue to improve profits, while maintaining the Company’s industry leading client service levels and continuing its revenue growth.

Based on today’s announced actions and the evaluation of goodwill and deferred tax assets, SITEL expects to record charges of $22 million to $30 million, a majority of which are expected in the fourth quarter 2004.  The charges are primarily related to the following items:

•                  A reduction in the company’s global workforce of approximately 170 positions, predominately among operating, selling, and administrative personnel, amounting to a severance charge ranging from $3 million to $ 4 million,

•                  A reduction of excess capacity by closing or downsizing a number of contact centers and administrative offices resulting in the elimination of approximately 800 workstations, amounting to a charge ranging from  $ 2 million to $ 3 million,

•                  A fixed asset disposal non-cash charge ranging from to $1 million to $2 million,

•                  A non-cash goodwill impairment charge between $4 million to $8 million based on the Company’s annual evaluation of the carrying value of goodwill,

•                  Recording a non-cash valuation allowance of $11 million based on a review of the Company’s deferred tax assets in accordance with SFAS No. 109.

The Company also expects to record restructuring expenses of $1 million to $2 million as a result of a revision to our estimate for non-cancelable lease payments associated with previously announced facility closures.

Jim Lynch, Chairman and CEO of SITEL, said:  “Over the past three years SITEL has repositioned itself as a leader in the outsource contact center industry.  We continue to perform at the top of the industry in client satisfaction and revenue growth.  We are streamlining operations, while continuing to maintain service levels and revenue growth.  I am confident the steps we are taking allow us to achieve our profitability goal.”

About SITEL

SITEL is a leading global provider of outsourced customer support services. On behalf of many of the world’s leading organizations, SITEL designs and improves customer contact models across its clients’ customer acquisition, retention and development cycles.  SITEL manages approximately two million customer interactions per day via the telephone, e-mail, Internet and traditional mail.   SITEL has over 32,000 employees in 85 global contact centers, utilizing more than 25 languages and dialects to serve customers in 54 countries.  Please visit SITEL’s website at www.sitel.com for further information.

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. The words “expects” and similar expressions in this news release identify forward-looking statements, which speak only as of the date the statement is made.  SITEL assumes no obligation to update any such forward-looking statement.  Although SITEL believes that the expectations reflected in such forward-looking statements are reasonable, there can be no assurance that such expectations will prove to be correct.  Because forward-looking statements involve risks and uncertainties, future events and actual results could differ materially from those set forth in, contemplated by or underlying the forward-looking statements.  Important factors that could cause actual results to differ materially from SITEL’s expectations may include, but are not limited to the following: the company’s ability to implement the restructuring plan according to the timetable and to the extent currently anticipated, possible changes in the size and components of the operating expense reductions, the impact of personnel reductions, the company’s ability to project accurately cost savings and changes from the restructuring plan, and general economic conditions. SITEL’s Form 10-K, 10-Q and 8-K reports filed with the Securities and Exchange Commission describe other important factors that may impact SITEL’s business, results of operation and financial condition and cause actual results to differ materially from those set forth in, contemplated by or underlying the forward-looking statements.